Exhibit 99.1

PRESS RELEASE

For More Information Contact:	For Immediate Release
Michael M. Ciaburri
President & Chief Operating Officer
(203) 782-1100

Carlota I. Grate
Chief Financial Officer
(203) 782-1100

Southern Connecticut Bancorp, Inc. Reports First Quarter 2006 Profit

New Haven, Connecticut (April 20, 2006) - Southern Connecticut Bancorp, Inc. (AMEX:SSE), the holding company for The Bank of Southern Connecticut (“TBSCT”), today announced net income of $78,893, or $0.03 per diluted share, for the first quarter ended March 31, 2006, compared with a net loss of $(15,567), or $(0.01) per fully diluted share, for the quarter ended March 31, 2005.

Interest income grew by 28% from $1,164,066 during the first quarter of 2005 to $1,492,357 during the first quarter of 2006. In addition, assets grew by 2% from $88,035,013 at March 31, 2005 to $89,490,496 at March 31, 2006 while deposits grew by 2% from $65,349,956 at March 31, 2005 to $66,840,821 at March 31, 2006. Also, the Bank’s loan portfolio grew by 10% from $52,955,894 at March 31, 2005 to $58,284,390 at March 31, 2006.

President and Chief Operating Officer, Michael M. Ciaburri commented, “We are pleased with the continued development of our operations during the first quarter of 2006. With the opening of The Bank of Southeastern Connecticut, a division of The Bank of Southern Connecticut headquartered in New London, Connecticut on March 6, 2006, we have broadened our market position and demonstrated enhanced capabilities for increasing our total loans and deposits. In addition, we are pleased to announce that we have received regulatory approval from both the Connecticut State Department of Banking and the Federal Deposit Insurance Corporation to open The Bank of North Haven, a division of The Bank of Southern Connecticut. The branch will open for business during the summer of 2006, and will be located at 24 Washington Avenue, North Haven, Connecticut.”

Management will host a conference call today, April 20, 2006 at 11:30 a.m. Interested parties may participate by calling (866) 656-5757, access code 8267511.

About Southern Connecticut Bancorp, Inc.

Southern Connecticut Bancorp, Inc. is a commercial bank holding company dedicated to serving the banking needs of businesses located along the Connecticut shoreline from New Haven to Rhode Island. Southern Connecticut Bancorp owns 100% of The Bank of Southern Connecticut, headquartered in New Haven Connecticut. The Bank of Southern Connecticut is a provider of commercial banking services to a client base of small to midsized companies with annual sales typically ranging from $1,000,000 to $30,000,000. The Bank’s services include a wide range of deposit, loan and other basic commercial banking products along with a variety of consumer banking products. The Bank currently operates four branches, two in New Haven, one in Branford, and one in New London, Connecticut.

Southern Connecticut Bancorp was formed in 2000 by a group led by Joseph V. Ciaburri, a prominent, long-time resident of the New Haven area. Mr. Ciaburri started in banking in 1947, and has served as a senior executive for several leading financial institutions in Connecticut during his career. Prior to forming Southern Connecticut Bancorp, Mr. Ciaburri had retired as the President and Chief Executive Officer of The Bank of New Haven, a New Haven-based commercial bank he founded in 1979 (The Bank of New Haven was acquired by Citizens Bank of Rhode Island in 1996.)

Certain statements contained in this release and in other written materials and statements we may issue, including without limitation statements containing the word “believes”, “anticipates”, “intends”, “expects”, “estimates”, “could”, “would”, “will”, or words of similar import, constitute forward-looking statements within the meaning of the federal securities laws.

Such forward-looking statements involve risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, among others, a limited operating history and volatility of earnings, our dependence on our executive management and Board of Directors, our business concentration in small to midsized businesses in the New Haven and New London, Connecticut areas, as well as changes in our business, competitive market and regulatory conditions and strategies. Additional information concerning factors that could impact forward-looking statements can be found in the company’s periodic public filings with the Securities and Exchange Commission and in the section captioned “Risk Factors” in our report on Form 10-KSB, filed on March 22, 2006 pursuant to the Securities Act of 1933 as amended. Given these uncertainties, readers are cautioned not to place any undue reliance on such forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect facts, assumptions, circumstances or events that occur after the date on which such forward-looking statements were made.

FINANCIAL HIGHLIGHTS
SOUTHERN CONNECTICUT BANCORP, INC.

	March 31,	December 31,	March 31,
BALANCE SHEET DATA	2006	2005	2005
Loans Receivable ( net of allowance for loan losses)	$58,284,390	$55,881,508	$52,955,894

Loans Held for Sale, Fair Value	212,061	401,503	636,921

Investment Securities	9,926,377	9,973,488	11,128,425

Deposits:
Checking - Non Interest Bearing	18,070,864	18,091,849	17,206,127
Checking - Interest Bearing	6,211,416	5,732,842	4,723,991
NOW	680,409	443,111	3,539,256
Money Market	24,628,833	27,001,393	23,956,523
Savings	2,586,699	2,690,236	4,425,275
Time Deposits	14,662,600	11,320,085	11,498,784
Total Deposits	66,840,821	65,279,516	65,349,956

Repurchase Agreements	518,505	1,363,368	592,922

Capital Lease Obligations	1,188,952	1,189,212	1,189,953

Total Assets	89,490,496	88,574,234	88,035,013

Total Shareholders' Equity	20,330,504	20,296,843	20,535,765

	Three Months	Three Months
	Ended	Ended
STATEMENT OF OPERATIONS DATA	March, 31 2006	March, 31 2005
Interest Income	$1,492,357	$1,164,066

Interest Expense	413,267	236,554

Provision for Loan Losses	(58,032)	17,000

Net Interest Income	1,137,122	910,512

Noninterest Income	184,408	137,729

Noninterest Expense	1,242,637	1,063,808

Net Income (Loss) Loss	$78,893	$(15,567)

PER SHARE DATA
Basic Income (Loss) per Share	$0.03	$(0.01)
Diluted Income (Loss) per Share	$0.03	$(0.01)